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             February 10, 2023

       Jian Wang
       Chairman of the Board (Class II)
       Lion Group Holding Ltd
       Unit A-C, 33/F
       Tower A, Billion Center
       1 Wang Kwong Road
       Kowloon Bay Hong Kong

                                                        Re: Lion Group Holding
Ltd
                                                            Form 20-F filed
March 31, 2021
                                                            Form 20-F filed
April 22, 2022
                                                            File No. 001-39301

       Dear Jian Wang:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




             Sincerely,


             Division of Corporation Finance

             Office of Finance